EXHIBIT 99.1

Press Release dated January 28, 2004 with respect to financial results

GREAT NORTHERN IRON ORE PROPERTIES
W-1290 First National Bank Building
332 Minnesota Street
Saint Paul, MN 55101-1361
(651) 224-2385
FAX (651) 224-2387

Date:   January 28, 2004

FOR IMMEDIATE RELEASE

The Trustees of Great Northern Iron Ore Properties (GNI) report the following financial information:

	2003	2002
Fourth Quarter ended December 31:
Revenues	$2,630,141	$2,995,713
Net Income	2,052,593	2,489,461
Basic & Diluted Earnings per Share	1.37	1.66

	2003	2002
Year ended December 31:
Revenues	$12,183,404	$9,585,649
Net Income	9,967,544	7,661,762
Basic & Diluted Earnings per Share	6.65	5.11

GNI, St. Paul, Minnesota, owns mineral and nonmineral lands on the Mesabi Iron Range of Minnesota. Income is mainly derived from royalties on iron ore minerals (principally taconite) mined from these properties which are under lease to major steel producers.

/s/   Joseph S. Micallef

President and Chief Executive Officer